AGREEMENT

THIS AGREEMENT is made and entered into this 22nd day of October, 2007 by and among POWER PLAY DEVELOPMENT CORPORATION, a corporation duly organized under the laws of the State of Nevada and having its principal offices at 2 Watson Place, Building 3, Framingham, Massachusetts 01701 (“Power Play”), STRATEGIC GAMING INVESTMENTS, INC., a corporation duly organized under the laws of the State of Delaware and having is principal offices at 2580 Anthem Village Drive, Henderson, Nevada 89052 (“SGI”) and the STOCKHOLDERS of SGI identified herein (the “Principal Stockholders”), VC PARTNERS, LLC, a limited liability company duly organized under the laws of Nevada and having its principal office at 2580 Anthem Village Drive, Henderson, Nevada 89052 (“VC Partners”), GC ADVISORS, LLC, a limited liability company duly organized under the laws of the State of New York, and having a principal place of business at 51 Warren Street, Hastings-on-Hudson, New York 10706 and doing business as Oak Street Advisors (“OSA”) and CAYUGA ADVISORS, LLC, a limited liability company duly organized under the laws of the State of New York and having its principal place of business at 666 Old Country Road, Suite 605, Garden City, New York 11530 (“Cayuga”). Power Play, SGI, Principal Stockholder, VC Partners, OSA and Cayuga are hereinafter sometimes referred to as a “Party” and collectively, as the “Parties”.

RECITALS

On July 24, 1007, Power Play, SGI and the Principal Stockholders entered into an Agreement and Plan of Merger (the “Merger Agreement”) for the merger of Power Play into SGI.

The Merger Agreement was not timely concluded and by letter dated October 11, 2007 (the “Termination Letter”) Power Play terminated the Merger Agreement. A copy of the Termination Letter is annexed hereto as Exhibit “A” and made a part hereof.

SGI has acknowledged that the Merger Agreement was not concluded in accordance with the terms of the Merger Agreement and that the Merger Agreement has been appropriately and effectively terminated.

VC Partners has now expressed an interest in purchasing Power Play Common Stock.

OAS and Cayuga have expressed their interest in raising equity capital for Power Play, and Power Play is willing to consider such representation in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, including the mutual covenants, agreements, representations, commitment and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties hereto, intending to be legally bound, hereby agrees as follows:

I.  Termination of the Merger Agreement.

1.  The Termination Letter is hereby acknowledged, and the terms, conditions and provisions accepted and agreed to by the Parties. SGI and the Principal Stockholders hereby remise, release and discharge Power Play and its officer, directors, employees and advisors from and against any liability or obligation arising out of or related to the Merger Agreement.

II.  Investment by VC Partners.

2.  VC Partners, and its designees acceptable to Power Play, are hereby granted the right to purchase One Million (1,000,000) shares of the Power Play Common Stock at a purchase price of Twenty (.20¢) cents per shares (the “New Shares”), for an aggregate purchase price of Two Hundred Thousand ($200,000) Dollars (the “Purchase Price”). The Purchase Price shall be paid as follows: One Hundred Thousand ($100,000) Dollars shall be paid on or before October 29, 2997 and One Hundred Thousand ($100,000) Dollars shall be paid on or before November 10, 2007. If the first payment is not timely made, then the herein right to purchase the New Shares shall terminate and thereafter be null and void and without future force or effect.

In connection with the purchase of the New Shares, and assuming that the Purchase Price is timely paid, Power Play will deliver Subscription Agreement and Investor Questionnaires in the standard and customary form and VC Partners will execute and deliver the same. Further, it is agreed and understood that the purchase of the New Shares was secured solely by Power Play, and in connection with the purchase and sale of the New Shares, there is no fee, commission, charge or other cost and expense due to any party, firm or entity, including but not limited to OSA and Cayuga.

Further, if VC Partners timely completes the purchase and payment of the New Shares and is otherwise in compliance with this Agreement, then VC Partners shall have the further right, by written notice to Power Play received by Power Play on or before December 1, 2007 (the “Exercise Date”), to purchase an additional One Million (1,000,000) shares (the “Additional New Shares”), at a purchase price of Twenty (.20¢) cents per share for an aggregate purchase price of Two Hundred Thousand ($200,000) Dollars (the “Additional Purchase Price”). The Additional Purchase Price shall be paid in full, on or before December 15, 2007. If VC Partners has not timely notified Power Play of its intention to purchase the Additional New Shares by the Exercise Date, or having so notified Power Play, has not purchased and paid for the Additional New Shares by December 15, 2007, then the VC Partner’s right to purchase the Additional New Shares shall terminate and thereafter be null and void and without further force or effect. In addition, all of the terms and conditions set forth in this paragraph applicable to the purchase of the New Shares shall be equality applicable to the purchase and sale of the Additional New Shares.

III.  Financing by OAS and Cayuga.

3.  To assist Power Play in raising equity financing, OAS and Cayuga are hereby engaged, on an exclusive basis for a period of thirty (30) days (the “Exclusivity Period”) terminating November 29, 2007 (the “Termination Date”) to secure acceptable equity financing in accordance with the following terms and conditions:

A. The engagement of OAS and Cayuga is in accordance with their respective engagement letters of even date annexed hereto as Exhibits “B” and “C” and made a part hereof as if set out verbatim (collectively, the “Engagement Letters”).

B. During the Exuslivity Period, OAS and Cayuga will use their best commercially reasonable efforts to secure a firm commitment for the purchase and sale of the Power Play’s Common or Preferred Stock upon terms and conditions acceptable to Power Play, including but not limited to terms relating to: a fixed closing date; amount being invested; pre-money valuation; pre-emptive and registration rights and the history and background of the investors (the “Firm Commitment Term Sheet”).

C. If Power Play is satisfied with the Firm Commitment Term Sheet then the Termination Date will be extended to the earlier of: (i) the Closing Date set forth in the Firm Commitment Term Sheet or (ii) the date that the Firm Commitment Term sheet is terminated, If Power Play is not satisfied for any reasons, with the Firm Commitment Term Sheet, or OAS or Cayuga has not secured such commitment prior to the Termination Date then, in either of such event, the Engagement Letters shall automatically, without the need for any further deed or action, be deemed terminated and declared null and void and without any further force or effect.

IV.  SGI Shares.

4.  In the event that OAS and Cayuga secure the Firm Commitment Term Sheet on or before the Termination Date and the financing closes and Power Play receives the gross proceeds on or before December 22, 2007, then, in such event, Power Play agrees that it will issue Two Million Five Hundred Shares (2,500,000) of Power Play’s Common Stock to SGI. The issuance of these Shares shall be subject to all Federal and State securities laws and regulations.

V.  Licenses.

5.  In the event that SGI is negotiating a third party transaction that requires a non-exclusive license of technology owned by Power Play (the “Power Play Technology”) or (ii) has concluded a transaction that requires a non-exclusive license to the Power Play Technology, then, in either event, Power Play shall use its best efforts to provide a non-exclusive license to SGI for the Power Play Technology on reasonably favorable terms and conditions; provided, however, that Power Play’s obligations hereunder shall expire on October 22, 2010.

VI.  Miscellaneous.

6.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

7.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties to this Agreement, and may not be assigned except by operation of law.

8.  Until otherwise specified in writing, the mailing addresses of the Parties to this Agreement shall be as set forth on the first page of the Agreement. Any notice to SGI shall be sent to the Company's address of record and any notice to Power Play shall include a notice to Peter B. Finn, Esq., Rubin and Rudman LLP, 50 Rowes Wharf, 3rd Floor, Boston, MA 02110. The mailing address for notices to OSA or Cayuga shall be 51 Warren Street, Hastings-on-Hudson, NY 10706. Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

9.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada without regard to the choice of law provisions thereof.

10.  This Agreement (including the Exhibits attached hereto) contain the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

11.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Further, this Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. A facsimile signature will be considered an original signature.

12.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement, individually or by their duly authorized representatives, on the date first above written.

POWER PLAY DEVELOPMENT CORPORATION	VC PARTNERS, LLC

By: /s/ Michael Clebnik Michael Clebnik, CEO Hereunto Duly Authorized	By: /s/ Ken Olsen Ken Olsen, Managing Member Hereunto Duly Authorized

STRATEGIC GAMING INVESTMENTS, INC.	CAYUGA ADVISORS, LLC
By: /s/ Lawrence S. Schroeder Lawrence S. Schroeder, CEO & President Hereunto Duly Authorized	By: /s/ David Escoffrey David Escoffrey, Managing Member Hereunto Duly Authorized

GC ADVISORS, LLC

/s/ Lawrence S. Schroeder Lawrence S. Schroeder, Principal Stockholder	By: /s/ Matthew Gordon Matthew Gordon, Managing Director Hereunto Duly Authorized